UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2009

Mesa Air Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 100
Phoenix, Arizona    85008
(Address of principal executive offices including zip code)

(602) 685-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On August 19, 2009, Delta Air Lines, Inc. ("Delta") filed suit in the Northern District of Georgia seeking to terminate the Delta Connection Agreement among Delta, Mesa Air Group, Inc. (the "Company"), and the Company's wholly-owned subsidiary, Freedom Airlines, Inc. ("Freedom"), dated May 3, 2005 (as thereafter amended, the "Connection Agreement"). Delta's lawsuit seeks a declaratory judgment from the Court authorizing it to terminate the Connection Agreement as a result of a claimed "material breach" by Freedom. The Company vehemently denies there is any basis for terminating the Connection Agreement and intends to vigorously defend its rights thereunder. The Company also intends to file counterclaims against Delta for the damages caused by Delta's continued bad faith actions and breaches of the Connection Agreement.

The alleged material breach relates to Delta's efforts to impose certain cost reductions on Freedom. Freedom believes that Delta's claims are wholly without merit and are a direct effort by Delta to circumvent the injunction prohibiting Delta from terminating Freedom's Connection Agreement, which was recently upheld by the 11th Circuit Court of Appeals. For a description of the Company's contractual relationship and legal proceedings with Delta, see the disclosure set forth in the Company's Form 10-K for the fiscal year ended and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MESA AIR GROUP, INC.

Date: August 28, 2009

By: /s/ BRIAN S. GILLMAN

Name: BRIAN S. GILLMAN
Title: Executive Vice President and General Counsel